Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into to be effective as of November 13, 2007 (the “Effective Date”) by and between National Medical Health Card Systems, Inc., a Delaware corporation (“NMHC”) and Stuart Diamond a resident of New York (“Executive”). Certain capitalized terms used in this Agreement are defined in Section 9 hereof.
RECITAL
     WHEREAS, Executive is employed as the Chief Financial Officer of NMHC;
     WHEREAS, NMHC and Executive wish to document the terms of the employment of Executive in such capacity;
     WHEREAS, NMHC and Executive currently are parties to certain agreements relating to their employment relationship as described on Exhibit “A” attached hereto (the “Preexisting Agreements”), which NMHC and Executive desire to terminate in their entirety and replace with this Agreement.
     WHEREAS, Executive has represented to NMHC and NMHC has relied on Executive’s representation that the execution of this Agreement by Executive, and the provision of services by Executive to NMHC as contemplated in this Agreement, will not conflict with, or cause Executive or any other Person to be in breach of (i) any other contract to which Executive is a party or (ii) any duty which Executive may owe to any other Person.
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Duties; Disclosure of Information.
          1.1 Duties. During the term of this Agreement (including all renewal periods, if any, the “Term”), Executive agrees to be employed by and to serve NMHC as Chief Financial Officer and NMHC agrees to employ and retain Executive in such capacity subject to the provisions of this Agreement. Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in such positions, as the same may be described in NMHC’s bylaws, as the same may be amended from time to time, and such other duties consistent with Executive’s titles and positions as the Board of Directors of NMHC (the “Board”) shall from time to time lawfully direct. Executive shall devote substantially all of Executive’s business time, energy, and skill to the business of NMHC and the other NMHC Entities. Executive shall at all times act in a manner consistent with, and otherwise comply with, any and all codes of business conduct and ethics of NMHC and all insider trading policies of NMHC, as the same may be adopted or amended from time to time and provided to Executive in writing. Executive will promote the goodwill of NMHC among its customers, shareholders, employees, vendors, and the general public.
          1.2 Disclosure of Competitively Sensitive Information. Executive acknowledges that NMHC has disclosed to Executive various Confidential Information. During the Term, NMHC shall disclose to Executive various additional Confidential Information, including without limitation pricing and marketing information and strategies being used and contemplated to be used by NMHC Entities, and human resources information. Executive acknowledges and agrees that all Confidential Information which may have been previously disclosed to him belongs to NMHC and, in consideration of the promises contained herein, Executive disclaims any interest in the Confidential Information.
     2. Term and Termination.
          2.1 Term. Subject to Section 2.2, the term of employment of Executive by NMHC pursuant to this Agreement shall be one (1) year commencing on the Effective Date and shall thereafter automatically renew for successive additional one-year terms unless either party provides the other with written notice of its intent not to renew this Agreement at least ninety (90) days prior to the end of the Term (including any renewal term, as applicable) unless terminated earlier pursuant to the provisions of this Agreement.
          2.2 Termination of Employment.
               2.2.1 Termination For Cause. “Termination For Cause” shall mean the termination by NMHC of Executive’s employment with NMHC as the result of (i) the failure of Executive substantially to perform Executive’s duties hereunder; (ii) Executive’s engaging in misconduct that has caused or is reasonably expected by the Board to cause material injury to NMHC or all NMHC Entities taken as a whole; (iii) Executive’s violation of any material policy of NMHC, including without limitation insider trading, harassment and discrimination policies, copies of which have been provided to Executive in writing; (iv) Executive’s indictment or conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony; or (v) the material breach by Executive of any of Executive’s obligations hereunder or under any other written agreement or covenant with NMHC or any NMHC Entity, in each case in clauses (i), (ii), (iii) and (v) after receipt of written notice from NMHC specifying the grounds for Termination for Cause and (only in the event that the nature of the grounds, in the good faith opinion of the Board, are not related to any willful misconduct or dishonesty of Executive and otherwise are able to be cured) failure by Executive to cure such breach within fifteen (15) days from receipt of notice. Executive’s inability to perform Executive’s obligations under this Agreement despite Executive’s best efforts as a result of being Permanently Disabled shall not result in a Termination For Cause. Upon any Termination For Cause, Executive shall be paid the Accrued Obligations within three (3) business days following the effective date of termination but shall not be paid any severance compensation. Any other accrued benefits provided under employee benefit programs maintained by NMHC, including qualified and nonqualified programs, shall be payable according to their terms.

               2.2.2 Termination Other Than For Cause. “Termination Other Than For Cause” shall mean (i) termination by NMHC of Executive’s employment with NMHC (for any reason other than a Termination For Cause, Termination by Reason of Death, Termination by Reason of Incapacity, or a refusal by NMHC to renew the Term of this Agreement following the expiration of the initial or any renewal term as set forth in Section 2.1), or (ii) termination by Executive upon constructive termination of Executive’s employment with NMHC by reason of (A) a reduction in Executive’s Base Salary; (B) a Material Diminution; (C) a requirement by NMHC that Executive change the office to which Executive is primarily assigned to a location that is outside the Office Area; (D) a change by NMHC of its reimbursement policy for travel and living expenses (compared to such policy as in effect on the Effective Date) that would have a material negative impact on reimbursement payments to Executive in respect of the travel obligations required of Executive by NMHC; or (E) NMHC’s continued material breach of this Agreement (other than based on circumstances that could constitute a Material Diminution) after, in each case, receipt of written notice from Executive specifying the basis for such constructive termination and failure by NMHC to cure within fifteen (15) days from receipt of such notice. Termination Other Than For Cause may be effected by NMHC at any time by providing Executive with written notice of such termination by NMHC. The termination shall be effective as of the date of the notice or such later date as may be determined by NMHC. Executive may effect a Termination Other Than For Cause upon written notice to NMHC at any time specifying any of the conditions for constructive termination set forth in clause (ii) above (including without limitation the expiration of the cure period) have been met; provided, however, that during the six (6) month period following a Change in Control, Executive may not effect a Termination Other Than For Cause based upon a Material Diminution. Upon any Termination Other Than For Cause, Executive shall be paid (i) within three (3) business days following the effective date of termination the amount of the Accrued Obligations; and (ii) (subject to Section 2.2.8) the Severance Compensation. Any other accrued benefits provided under employee benefit programs maintained by NMHC, including qualified and nonqualified programs, shall be payable according to their terms.
               2.2.3 Executive Voluntary Termination. “Executive Voluntary Termination” shall mean termination by Executive of Executive’s employment with NMHC for any reason other than Termination Other Than For Cause, Termination by Reason of Death or Termination by Reason of Incapacity. Executive Voluntary Termination may be effected by Executive at any time by providing NMHC with written or oral notice of such termination. The termination shall be effective as of the date of the notice. In the event of an Executive Voluntary Termination, Executive shall be paid within three (3) business days following the effective date of termination the amount of the Accrued Obligations but shall not be paid any severance compensation. Any other accrued benefits provided under employee benefit programs maintained by NMHC, including qualified and nonqualified programs, shall be payable according to their terms.
               2.2.4 Termination by Reason of Incapacity. If, during the Term, Executive shall become Permanently Disabled, NMHC may terminate Executive’s employment with NMHC effective on the earliest date permitted under applicable law, if any, and such termination shall be deemed “Termination by Reason of Incapacity”. Upon termination of employment under this Section, Executive shall be paid (i) within three (3) business days following the effective date of termination the amount of the Accrued Obligations; and (ii) (subject to Section 2.2.8) an amount equal to the difference of (A) the Severance Compensation less (B) the Prorated Disability Benefit Amount. As used herein, “Prorated Disability Benefit Amount” means an amount equal to the product of (i) any payment or payments payable to Executive during the twelve (12) month period following the time of termination under any long-term disability policy multiplied by (ii) the percentage of the premiums under such policy that were paid by NMHC. Any other accrued benefits provided under employee benefit programs maintained by NMHC, including qualified and nonqualified programs, shall be payable according to their terms.
               2.2.5 Termination by Reason of Death. In the event of Executive’s death during the Term (“Termination by Reason of Death”), Executive’s employment with NMHC shall be deemed to have terminated as of the date on which Executive’s death occurs, and the estate of Executive shall be paid (i) within fifteen (15) days following the effective date of termination, the amount of the Accrued Obligations; and (ii) an amount equal to the difference of (A) the Severance Compensation less (B) the Prorated Death Benefit Amount. As used herein, “Prorated Death Benefit Amount” means an amount equal to the product of (i) any payment or payments payable to Executive’s beneficiaries under any life insurance policy multiplied by (ii) the percentage of the premiums under such policy that were paid by NMHC. Any other accrued benefits provided under employee benefit programs maintained by NMHC, including qualified and nonqualified programs, shall be payable according to their terms.
               2.2.6 Termination Upon Expiration of Agreement. In the event that NMHC refuses for any reason to extend the Term of this Agreement by giving written notice at least ninety (90) days prior to the initial or any renewal period as set forth in Section 2.1, Executive shall be paid (i) within three (3) business days following the effective date of termination the amount of the Accrued Obligations; and (ii) (subject to Section 2.2.8) the Severance Compensation. Any other accrued benefits provided under employee benefit programs maintained by NMHC, including qualified and nonqualified programs, shall be payable according to their terms. In the event that Executive refuses for any reason (except as otherwise provided herein) to extend the Term of this Agreement by giving written notice at least ninety (90) days prior to the initial or any renewal period as set forth in Section 2.1, the expiration of this Agreement shall be deemed an Executive Voluntary Termination.
               2.2.7 Termination of Relationship with Affiliated Entities. Unless agreed by NMHC (or another NMHC Entity) and Executive in a separate written agreement (other than corporate minutes, resolutions, charter documents, bylaws, or partnership agreements), upon the termination of Executive’s employment with NMHC for any reason, Executive shall tender a written resignation (in form and substance reasonably acceptable to NMHC) of any positions Executive may have with NMHC and any and all other NMHC Entities.
               2.2.8 Conditions to Payment; Sole Remedy. Except in the case of a Termination by Reason of Death, Executive shall not be entitled to receive any Severance

Compensation or Change in Control Compensation unless Executive shall have executed and delivered to NMHC (i) a release substantially in the form attached hereto as Exhibit “B” (the “Release”) within ten (10) business days following the date of termination of Executive’s employment and all revocation and waiting periods applicable to such Release have expired and (ii) a written resignation as contemplated in Section 2.2.7. In addition, in the event that Executive breaches any of the restrictive covenants set forth in Section 4 at any time, NMHC shall be entitled to discontinue any Severance Compensation (provided, however, that if it is finally determined by a court of competent jurisdiction or an arbitrator that NMHC asserted in bad faith that Executive breached any of the restrictive covenants set forth in Section 4, the payments of the Severance Compensation shall be extended for two months for each calendar month that payments were delayed, with the intent and effect that Executive shall be paid double for each delayed month). The Severance Compensation (or Change in Control Compensation, as applicable) to be paid to Executive shall, except as expressly provided in the proviso in the immediately preceding sentence, represent the sole and exclusive remedy of Executive in connection with the termination of Executive’s employment and this Agreement upon a Termination Other Than for Cause, a Termination by Reason of Incapacity, a Termination by Reason of Death, or a refusal by NMHC to extend the Term of this Agreement.
               2.2.9 Timing of Severance Payments.
                    2.2.9.1 Generally. Unless otherwise required to be delayed pursuant to Section 2.2.9.2 below, the Severance Compensation shall be paid in equal installments over a period of twelve (12) months from the date of termination of employment in accordance with NMHC’s normal payroll policies.
                    2.2.9.2 Limitations. If Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations thereunder (“Section 409A”) at the time of Executive’s termination, and the Severance Compensation to be paid to Executive pursuant to this Agreement will not be paid in full by March 15 of the year following the year in which termination of Executive’s employment occurs, then only that portion of such Severance Compensation which does not exceed the Section 409A Limit may be paid within the first six (6) months following termination of Executive’s employment in accordance with the payment schedule set forth in Section 2.2.9.1 above. Any portion of such Severance Compensation in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Severance Compensation would otherwise have been payable within the first six (6) months following termination of Executive’s employment pursuant to Section 2.2.9.1 above, will become payable on the date that is six (6) months and one (1) day following the date of Executive’s termination of employment (such payment, the “Catch-Up Payment”). All subsequent Severance Compensation, if any, will be payable as provided in Section 2.2.9.1 of this Agreement. It is the intent of this provision to comply with the requirements of Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, the “Section 409A Limit” means the lesser of two (2) times: (i) the Executive’s annualized compensation based upon the Executive’s annual rate of pay (unless otherwise defined by applicable guidance issued by the IRS after the date of this Agreement, “annual rate of pay” shall include Base Salary and bonus compensation, adjusted for any increase during that year that was expected to continue indefinitely had Executive’s employment not terminated) to Executive during NMHC’s taxable year preceding NMHC’s taxable year during which termination of employment occurs, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated. Notwithstanding the foregoing, (i) any payment that would not be considered a deferral of compensation for purposes of Section 409A shall be made at the time scheduled for payment without regard to the six (6) month delay referred to above, and (ii) except for the Catch-Up Payment, if any, under no circumstances shall Executive be entitled to receive payments in any pay period exceeding the pro rata portion of the Severance Compensation that otherwise would be payable in such pay period under Section 2.2.9.1. Each periodic payment of Severance Compensation shall be considered a separate payment for purposes of Section 409A.
     3. Salary, Benefits, Bonus and Equity.
          3.1 Base Salary. As payment for the services to be rendered by Executive as provided in Section 1 and subject to the terms and conditions of Section 2, NMHC agrees to pay to Executive a “Base Salary” at the rate of $300,000 per annum. The Board shall review Executive’s Base Salary annually during the period of Executive’s employment hereunder and, in its sole discretion, may increase (but not at any time decrease) such Base Salary from time to time based upon the Executive’s performance, the financial condition of NMHC, salaries of executives in similar positions at other comparable companies in the industry, and such other factors as the Board shall consider relevant. The Base Salary shall be payable in accordance with the then-current payroll policies of NMHC. Any failure to pay Base Salary in accordance with the terms of this Section 3.1 shall be considered a material breach of this Agreement.
          3.2 Bonuses. Executive shall be eligible to receive a bonus each year (with a target amount equal to fifty percent (50%) of Executive’s Base Salary) as may be determined from time to time by the Board, with the actual amount (if any) of any such bonus to be determined in the sole discretion of the Board. The Board is under no obligation to declare, and NMHC is under no obligation to pay, any bonus to Executive under the terms of this Agreement or otherwise. If after the Effective Date, Executive and NMHC enter into a written agreement or plan executed by both NMHC and Executive that governs bonus arrangements, and the provisions thereof conflict with this Section 3.2, the terms of such other written agreement or plan shall supersede this Section 3.2.
          3.3 Additional Benefits. During the Term (or thereafter, to the extent expressly provided herein), Executive shall be entitled to the following fringe benefits:
               3.3.1 Benefits and Vacation. Executive shall be entitled to participate in such profit sharing, pension, retirement, deferred compensation, savings, life, medical, dental, disability and other welfare benefit plans maintained by NMHC in accordance with the terms thereof, as the same may be amended and in effect from time to time, as are now generally available or later made generally available to executive officers of NMHC. A termination or expiration of this Agreement for any reason or for no reason shall not affect any rights which Executive may have pursuant to any agreement, policy, plan, program or arrangement of NMHC providing Executive benefits (including under any stock option agreement or bonus plan or similar agreements which may exist), which rights shall be governed by the terms thereof. Executive shall be entitled to 22 days paid vacation each calendar year (prorated for partial years). Accrued vacation not taken in any applicable period shall not be carried forward or used in any subsequent period.
               3.3.2 Reimbursement for Expenses. NMHC shall reimburse Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Executive in connection with Executive’s duties under this Agreement. Any such expenses shall be submitted by Executive to NMHC on a periodic basis and will be paid in accordance with the then-current NMHC policies and procedures.
               3.3.3 Change in Control Compensation; Transition Period Obligations.
                    3.3.3.1 Change in Control Compensation. In the event that (i) a Change in Control occurs during the Term and (ii) Executive’s employment with NMHC terminates at any time within two (2) years following the occurrence of the Change in Control pursuant to a Permitted Termination Event, then in lieu of any Severance Compensation then owed or that otherwise may be owed in the future to Executive under this Agreement, NMHC shall pay Executive both (A) the Accrued Obligations within three (3) business days after the termination of Executive’s employment and (B) subject to Section 2.2.8, the Change in Control Compensation within three (3) business days after all revocation and waiting periods applicable to the Release have expired. In the interest of clarity, NMHC and Executive agree that, following the occurrence of a Change in Control and a payment of the Change in Control Compensation to Executive, the provisions of this Agreement requiring payment of Severance Compensation to Executive shall automatically be deemed null and void and shall not apply with respect to any termination of Executive’s employment (whether such termination is effected in connection with the Change in Control or at any time in the future following the Change in Control), and under no circumstances shall NMHC ever be obligated to pay Executive both Change in Control Compensation and Severance Compensation.
                    3.3.3.2 Transition Period Obligations. Executive agrees to remain an employee of NMHC to provide transition and other services for a period of six (6) months following the occurrence of a Change in Control (such six (6) month period, the “Transition Period”) as requested by NMHC. The parties agree that NMHC will incur damages in the event that (i) a Change in Control occurs during the Term and (ii) Executive’s employment with NMHC terminates at any time during the Transition Period for any reason other than a Permitted Termination Event. The amount of damages to be sustained by NMHC are uncertain and would be difficult to ascertain. Therefore, in the event that (i) a Change in Control occurs during the Term and (ii) Executive’s employment with NMHC terminates at any time during the Transition Period for any reason other than a Permitted Termination Event, then Executive shall pay to NMHC, within two (2) business days following the date of termination, the Transition Period Default Payment. As used herein, the “Transition Period Default Payment” means an amount equal to thirty percent (30%) of the Accelerated Restricted Stock Value. As used herein, “Accelerated Restricted Stock Value” means an amount equal to the value (computed using the value per share of NMHC Common Stock at the effective time of the Change in Control) of the number of shares of Common Stock granted to Executive under the Restricted Stock Agreement between NMHC and Executive dated November 13, 2007 with respect to which lapsing of restrictions and vesting accelerated pursuant to the Change in Control. The parties believe that payment of the Transition Period Default Payment is the reasonable estimate of the loss of revenues, costs of recruiting a replacement for Executive to provide transition services following a Change in Control, and related expenses and is reasonable compensation to NMHC for these damages. Executive promises to pay, and NMHC agrees to accept, the Transition Period Default Payment as liquidated damages, and not as a penalty, if Executive’s employment shall terminate at any time during the Transition Period for any reason other than a Permitted Termination Event. NMHC may setoff any amount to which it may be entitled under this Section against amounts otherwise payable to Executive to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4)(xiii). The exercise of such right of setoff by NMHC in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement or any other agreement between NMHC and Executive. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit NMHC in any manner in the enforcement of any other remedies that may be available to it.
                    3.3.3.3 Successor Entities. As used in this Section 3.3.3, “NMHC” shall be deemed to include NMHC’s successor in interest, as applicable.
                    3.3.3.4 Recruiting Firms. In the event the Executive’s employment is terminated at any time during the Transition Period for a Permitted Termination Event, NMHC shall, upon the written request of Executive: (i) waive, by written notice to the applicable recruiting firms, any restrictions contained in NMHC’s contracts with such recruiting firms that otherwise would restrict any recruiting firm then under contract with NMHC from providing services to the Executive or otherwise contacting the Executive for other positions and (ii) thereafter refrain from entering into any contract with a recruiting firm which would contractually restrict the recruiting firm from providing services to the Executive or otherwise contacting the Executive for other positions. Notwithstanding the foregoing, nothing in this Section shall be construed to terminate, modify or diminish the restrictive covenants contained in Section 4.
               3.3.4 Section 280G Gross-Up.
                    3.3.4.1 Generally. Anything in this Agreement or any other plan, arrangement or agreement with NMHC (collectively, Executive’s “Employment Related Agreements”) to the contrary notwithstanding, in the event Executive shall become entitled to payments and/or benefits provided by any Employment Related Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of any Employment Related Agreement or any other plan, arrangement or agreement with NMHC, any Person whose actions result in a change of ownership or effective control of NMHC covered by Section 280G(b)(2) of the Code or any Person affiliated with NMHC or such Person) as a result of such change in ownership or effective control of NMHC (a “Payment”), which Payments would subject the Executive to the excise tax imposed by Section 4999 of the Code or any similar tax that may hereafter be imposed (the “Excise Tax”), NMHC will pay to Executive an additional amount

(the “Gross-Up Payment”), such that the net amount retained by Executive with respect to such Payments, after deduction of any Excise Tax (including any penalties and interest thereon) on the Payments and any Federal, state and local income tax, payroll tax, and Excise Tax on the Gross-Up Payment provided for by this Section 3.3.4, but before deduction for any Federal, state or local income or employment tax withholding on such Payments, will be equal to the amount of the Payments, together with an amount equal to the product of any deductions disallowed to Executive for Federal, state, or local income tax purposes because of the inclusion of the Gross-Up Payment in Executive’s adjusted gross income multiplied by the highest applicable marginal rate of Federal, state, or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made. The Gross-Up Payment is intended to place the Executive in the same position he would have been in if the Excise Tax did not apply.
                    3.3.4.2 Determination of Amount. Subject to the provisions of Section 3.3.4.3, all determinations required to be made under this Agreement, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to NMHC and the Executive within 15 business days of the receipt of notice from the Executive that there has been or the Executive reasonably believes there may have been a Payment, or such earlier time as is requested by NMHC. The Accounting Firm shall be jointly selected by NMHC and the Executive and shall not, during the two years preceding the date of its selection, have acted in any way on behalf of NMHC or its affiliated companies. If NMHC and the Executive cannot agree on the firm to serve as the Accounting Firm, then NMHC and the Executive shall each select an accounting firm and those two firms shall jointly select an accounting firm to serve as the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by NMHC. Any Gross-Up Payment, as determined pursuant to this Agreement, shall be paid by NMHC to the Executive as provided in Section 3.3.4.6. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion of its determination. Any determination by the Accounting Firm shall be binding upon NMHC and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by NMHC should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event that NMHC exhausts its remedies pursuant to Section 3.3.4.3 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by NMHC to or for the benefit of the Executive, together with interest at the rate provided in section 1274(b)(2)(B) of the Code, at the time provided in Section 3.3.4.6.
                    3.3.4.3 IRS Claims. The Executive shall notify NMHC in writing of any claim by the IRS that, if successful, would require the payment by NMHC of a Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after the Executive is informed in writing of such claim and shall apprise NMHC of the nature of such claim and the date on which such claim is requested to be paid. The failure of the Executive to give the notice provided in the immediately preceding sentence by the date specified therein shall not affect NMHC’s obligations hereunder except to the extent NMHC is prejudiced thereby. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to NMHC (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If NMHC notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
                    (a) give NMHC any information reasonably requested by NMHC relating to such claim,
                    (b) take such action in connection with contesting such claim as NMHC shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by NMHC,
                    (c) cooperate with NMHC in good faith in order effectively to contest such claim, and
                    (d) permit NMHC to participate in any proceedings relating to such claim; provided, however, that NMHC shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3.3.4.3, NMHC shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as NMHC shall determine; provided, however, that if NMHC directs the Executive to pay such claim and sue for a refund, NMHC shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided the Executive shall not be required by NMHC to agree to any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due unless such extension is limited solely to such contested amount. Furthermore, NMHC’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.
                    3.3.4.4 Refunds. If, after the receipt by the Executive of an amount advanced by NMHC pursuant to Section 3.3.4.3 hereof, the Executive becomes entitled to receive any refund with respect to such amount, the Executive shall (subject to NMHC’s complying with the requirements of Section 3.3.4.3 hereof) promptly pay to NMHC the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by NMHC pursuant to Section 3.3.4.3 hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such amount and NMHC does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
                    3.3.4.5 Redetermination. If, pursuant to regulations issued under Section 280G or 4999 of the Code, NMHC and the Executive were required to make a preliminary determination of the amount of an excess parachute payment and thereafter a redetermination of the Excise Tax is required under the applicable regulations, the parties shall request the Accounting Firm to make such redetermination. If as a result of such redetermination an additional Gross-Up Payment is required, the amount thereof, together with interest at the rate provided in section 1274(b)(2)(B) of the Code, shall be paid by NMHC to the Executive at the time provided in Section 3.3.4.6. If the redetermination of the Excise Tax results in a reduction of the Excise Tax, the Executive shall take such steps as NMHC may reasonably direct in order to obtain a refund of the excess Excise Tax paid. If NMHC determines that any suit or proceeding is necessary or advisable in order to obtain such refund, the provisions of Section 3.3.4.3 hereof relating to the contesting of a claim shall apply to the claim for such refund, including, without limitation, the provisions concerning legal representation, cooperation by the Executive, participation by NMHC in the proceedings and indemnification and payment of fees and expenses by NMHC. Upon receipt of any such refund, the Executive shall promptly pay the amount of such refund to NMHC. If the amount of the income taxes otherwise payable by the Executive in respect of the year in which the Executive makes such payment to NMHC is reduced as a result of such payment, the Executive shall, no later than the filing of his income tax return in respect of such year, pay the amount of such tax benefit to NMHC. In the event there is a subsequent redetermination of the Executive’s income taxes resulting in a reduction of such tax benefit, NMHC shall, promptly after receipt of notice of such reduction, pay to the Executive the amount of such reduction. If NMHC objects to the calculation or recalculation of the tax benefit, as described in the preceding two sentences, the Accounting Firm shall make the final determination of the appropriate amount. The Executive shall not be obligated to pay to NMHC the amount of any further tax benefits that may be realized by Executive as a result of paying to NMHC the amount of the initial tax benefit.
                    3.3.4.6 Timing of Payments. The Gross-Up Payment (or portion thereof) provided for in this Section 3.3.4 will be paid to Executive on the day of the payment of the Payments that give rise to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, NMHC will pay to Executive by such date an amount estimated in good faith by the Accounting Firm to be the minimum amount of such Gross-Up Payment and will pay the remainder of such Gross-Up Payment (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty-five (45) days after payment of the Payments that give rise to the Excise

Tax. Further, in the event that on the day of the Payments (or the forty-five (45) day period following such payments) no Gross-Up Payment is determined by the Accounting Firm to be due and it is subsequently determined that a Gross-Up Payment is owing to Executive or in the event that the initial Gross-Up Payment was too little and additional Gross-Up Payments are subsequently determined to be payable to Executive pursuant to Section 3.3.4.5 above, such Gross-Up Payment or additional Gross-Up Payment amount will be paid by NMHC to Executive at the earlier of (i) the date that the Gross-Up Payment or additional Gross-Up Payment amount is determined by the Accounting Firm to be payable to Executive or (ii) the date that such Excise Tax amounts are finally determined and assessed by the Internal Revenue Service, but no later than thirty (30) days following the date of such determination or assessment, as applicable. The payment provisions of this Section 3.3.4 shall be administered in compliance with the requirements of Treasury Regulation Section 1.409a-3(i)(1)(v).
               3.3.5. Prescription Drug Benefit. In the event that upon the termination of this Agreement or thereafter during the COBRA Period NMHC has opted out of providing prescription drug benefit coverage as part of its health insurance benefits provided to employees, NMHC shall cause its health insurance provider to provide such benefits under the COBRA benefits provided to Executive and, if such Executive shall be entitled to Severance Compensation or Change in Control Compensation, the cost thereof shall be paid for by NMHC for the duration of the COBRA Period.
     4. Protection of NMHC.
          4.1 Non-Competition. Executive acknowledges that, in addition to Executive’s access to and possession of Confidential Information, during the Term Executive will acquire valuable experience and special training regarding the business of NMHC and the other NMHC Entities. Executive further acknowledges that, as part of this Agreement, NMHC is employing Executive to protect and enhance the goodwill of NMHC with its employees, shareholders, customers, vendors and the general public. Executive further acknowledges and agrees that the knowledge, experience, and training Executive will acquire would enable Executive to injure NMHC or another NMHC Entity, including their respective interests in the Confidential Information and goodwill, if Executive were to engage in any business that is competitive with the business of NMHC or any other NMHC Entity. Therefore, ancillary to the otherwise enforceable agreements set forth in this Agreement, Executive shall not, at any time during the Term and for the twelve (12) consecutive months immediately after the termination or expiration of Executive’s employment, directly or indirectly (as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, or manager or in any other individual or representative capacity), engage in, invest in, solicit NMHC customers for the benefit of, provide other assistance to, or participate in any business that is in competition with the business of, any NMHC Entity anywhere in the United States. Notwithstanding the foregoing, Executive shall not be prohibited, however, from (i) owning, as a passive investor, less than one percent (1%) of the publicly traded stock of any corporation engaged in a business competitive with that of any NMHC Entity or (ii) being an employee, consultant, manager or otherwise providing services to a company which owns or operates a division or subsidiary providing pharmacy benefit management services, so long as Executive does not directly or indirectly assist with any aspect of such pharmacy benefit management services function. Executive represents that the enforcement of the restriction in this Section would not be unduly burdensome to Executive and that, in order to induce NMHC to enter into this Agreement (which contains various benefits to Executive and obligations of NMHC with respect to Executive’s employment), Executive is willing and able to find employment after the date of termination or expiration of Executive’s employment with NMHC in other business or geographical areas not prohibited by this Section.
          4.2 Nonsolicitation. Ancillary to the otherwise enforceable agreements set forth in this Agreement, Executive agrees that, for a period of one (1) year subsequent to the termination or expiration of Executive’s employment with NMHC, whether such termination or expiration occurs at the insistence of Executive or NMHC for any reason, Executive shall not recruit, hire, or attempt to recruit or hire, directly or by assisting others in any way, any other employees of any NMHC Entity, nor shall Executive contact or communicate with any other employees of any NMHC Entity for the purpose of inducing other employees to terminate their employment with any NMHC Entity. For purposes of this covenant, “other employees of any NMHC Entity” shall refer to employees who are employed by any NMHC Entity at the time of the attempted recruiting or hiring.
          4.3 Confidential Information and Trade Secrets. Executive recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets. Except as required to perform Executive’s duties as an executive of NMHC, until such time as they cease to be Confidential Information through no act of Executive in violation of this Agreement, except as may be required by applicable law or process issued in connection with a judicial or administrative proceeding, Executive will not use or disclose any Confidential Information. Upon the request of NMHC and, in any event, upon the termination or expiration of Executive’s employment for any reason, Executive will surrender to NMHC (i) all memoranda, notes, records, drawings, manuals or other documents pertaining to the business of any and all NMHC Entities (including all copies and/or reproductions thereof) and (ii) all materials involving any Confidential Information.
          4.4 Preservation of NMHC Property. Executive acknowledges that from time to time in the course of employment with NMHC, Executive has had the opportunity to inspect and use certain property of NMHC and the NMHC Entities, both tangible and intangible, including but not limited to files, records, documents, drawings, specifications, lists, equipment, graphics, designs, and similar items relating to the business of the NMHC Entities. Executive acknowledges and agrees that all such property, including but not limited to any and all copies thereof, whether prepared by Executive or otherwise in the possession of Executive, are and shall remain the exclusive property of NMHC or the applicable NMHC Entity, that Executive shall have no right or proprietary interest in such property and that Executive will safeguard and return to NMHC all such property upon the earlier of (i) NMHC’s request and (ii) the termination or expiration of Executive’s employment with NMHC.
          4.5 Assignment of Inventions to NMHC. All computer software, compilations, programs, improvements, inventions, notes, copyrightable works, and opportunities for additional business, made, fixed, conceived, or acquired by Executive that relate to the business of one or more NMHC Entities during the Term are exclusively owned by NMHC, are NMHC’s works for hire, and fully assigned to NMHC including without limitation all rights to renewals, extensions, causes of action, reproduce, prepare derivative works, distribute, display, perform, transfer, make, use and sell and may never be copied, used, or disclosed without NMHC’s express written consent. Executive will sign on request any documents affirming the same for any particular item.
          4.6 Remedies.
               4.6.1 Remedies Generally. Executive acknowledges that Executive’s breach of any restrictive covenant contained in Sections 4.1, 4.2 or 4.3 of this Agreement will result in irreparable injury to NMHC and that NMHC’s remedies at law for such a breach will be inadequate. Accordingly, Executive agrees and consents that NMHC, in addition to all other remedies available at law and in equity, shall be entitled to both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Executive of any restrictive covenant contained herein. Executive waives the requirement of any bond for the issuance of any such injunctive relief. Executive agrees not to bring or institute an action for declaratory judgment concerning the enforceability of Sections 4.1, 4.2 or 4.3 of this Agreement. Executive further acknowledges and agrees that the promises contained in Sections 4.1, 4.2 and 4.3 are ancillary to the otherwise enforceable promises contained herein and are reasonable and valid. Executive hereby knowingly and irrevocably waives all defenses to the strict enforcement of the promises contained in Sections 4.1, 4.2 and 4.3, subject to the provisions of Section 4.9 below.
               4.6.2 Disgorgement. In the event that Executive materially violates any of the restrictive covenants contained in Sections 4.1, 4.2 or 4.3, then, in addition to any other rights and remedies that NMHC may have (including the right to an injunction against further violations), Executive shall account for any and all revenue, compensation, income, gains and/or profits received or receivable, directly or indirectly, by Executive arising out of or relating to any such violation (“Disgorgement Amounts”) and pay to NMHC on demand made by NMHC at any time and from time to time an aggregate amount equal to the greater of: (i) the Disgorgement Amounts or (ii) all monetary damages actually suffered by NMHC as a result of such violation.
          4.7 Acknowledgment. Executive acknowledges and agrees that the restrictions set forth above are ancillary to an otherwise enforceable agreement and supported by independent valuable consideration. Executive further acknowledges and agrees that the limitations as to time, geographical area, and scope of activity to be restrained by the restrictions set forth above are reasonable and acceptable to Executive, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of NMHC.
          4.8 Reformation and Severance. If a judicial determination is made that any of the provisions of the above restriction constitutes an unreasonable or otherwise unenforceable restriction against Executive, it shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the prohibited business activity from the coverage of this restriction and to apply the restriction to the remaining portion of the business activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this restriction are determined by a court not to be specifically enforceable through injunctive relief, NMHC shall nevertheless be entitled to seek to recover monetary damages as a result of the breach of any provision which is not reformed by a court. The time period during which the restrictions shall apply shall be tolled and suspended as to Executive for a period equal to the aggregate quantity of time during which Executive violates such prohibitions in any respect, but any such tolling period shall not exceed an additional twelve (12) months.
          4.9 Covenants are Independent Elements. The parties acknowledge that the restrictive covenants contained in this Section 4 are essential independent elements of this Agreement and that, but for Executive agreeing to comply with them, NMHC would not employ or continue to employ Executive. Accordingly, the existence or assertion of any claim by Executive against NMHC, whether based on this Agreement or otherwise, shall not operate as a defense to NMHC’s enforcement of the restrictive covenants in this Section 4. An alleged or actual breach of the Agreement by NMHC will not be a defense to enforcement of the provisions of this Section 4 or other obligations of Executive to NMHC. The covenants in this Section 4 will remain in full force and effect whether Executive is terminated by NMHC for any reason or voluntarily resigns. Notwithstanding anything to the contrary contained in this Agreement, in the event that (i) NMHC shall fail to timely make any payment of Severance Compensation or Change in Control Compensation due hereunder; (ii) there is no good faith dispute regarding whether such payment is owed; and (iii) such failure is not cured within ten (10) days after receipt by NMHC of written notice of such failure from Executive, then the restrictions set forth in Sections 4.1 and 4.2 shall no longer be binding on Executive and NMHC acknowledges and agrees that, in such event, it shall not be relieved of its obligations to pay the Severance Compensation or Change in Control Compensation due hereunder and Executive shall have the right to pursue all applicable remedies to obtain payment of all amounts due hereunder, notwithstanding the non-binding nature of the provisions of Section 4.1 and 4.2.
          4.10 Notice to Subsequent Employers. Executive agrees that, prior to commencing any new employment in a business competitive with that of any NMHC Entity within twelve (12) months after the termination of this Agreement, Executive will furnish the new employer with a copy of Sections 4.1 through 4.10 of this Agreement. Executive also agrees that NMHC may advise any new or prospective employer of the existence and terms of this Agreement and furnish the employer with a copy of the portions of this Agreement containing this Section 4.
     5. Disclosure of Investments. Commencing upon Executive’s execution of this Agreement and at all times during the Term, Executive shall keep the Board informed in writing of the nature and extent of Executive’s investments, stock or other ownership holdings, or retention as a director, advisor or any similar interest in any business or enterprise similar to the business of any NMHC Entity; provided, however, that Executive shall not be required to disclose any such investments or stock or ownership holdings that constitute less than 1% of such entity’s total obligations or total voting power.

     6. Indemnification. NMHC and Executive have entered into a separate written agreement providing for the indemnification of Executive. Nothing contained in this Agreement shall be deemed to limit NMHC’s obligations or diminish Executive’s rights under, or otherwise affect, such agreement to indemnify Executive.
     7. Termination of Preexisting Agreements. The Preexisting Agreements are hereby terminated for all purposes and Executive hereby releases NMHC and other NMHC Entities from any and all claims Executive otherwise may have relating to any of the Preexisting Agreements or based on any promise or assurance of compensation, including without limitation any promise of equity or other compensation, except to the extent provided in this Agreement or described on Exhibit “C” attached hereto. All of the stock option, restricted stock, or other agreements, promises, assurances or arrangements which may entitle Executive to compensation based on any class of capital stock or other security of NMHC are listed in their entirety on Exhibit “C” attached hereto and copies thereof have been provided to Executive. Executive hereby represents to NMHC that, except for (i) this Agreement; (ii) those agreements, promises, assurances or understandings expressly set forth on Exhibit “A” attached hereto, which shall terminate pursuant to this Section 7 upon execution of this Agreement; and (iii) those agreements, promises, assurances or understandings expressly set forth on Exhibit “C” attached hereto, which shall survive the making of this Agreement, there are no agreements, promises, assurances or understandings, written or oral, relating to Executive’s employment or compensation. In the interest of clarity, notwithstanding the foregoing or anything to the contrary contained in this Agreement or Exhibit “A”, NMHC’s general policies (and Executive’s obligations to comply with them) shall remain in effect and continue to apply to Executive.
     8. Miscellaneous.
          8.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.
          8.2 Entire Agreement; Modifications. Except as otherwise provided herein, this Agreement represents the sole, entire, and complete understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Executive from any NMHC Entity. All modifications to the Agreement must be in writing and signed by both Executive and NMHC.
          8.3 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three business days after mailing or one business day after transmission of a facsimile (with confirmation of receipt) to the respective persons named below:

If to NMHC:	National Medical Health Card Systems, Inc.
26 Harbor Park Drive
Port Washington, NY 11050
Attn: Chief Executive Officer

With a copy to:	Jackson Walker L.L.P.
901 Main Street, Suite 6000
Dallas, Texas 75202
Fax: (214) 953-5822
Attn: Michael E. Taten

If to Executive:	Notices to Executive shall be given at the most recent
address of Executive on NMHC’s records

with a copy to:	Jacobs & Dembert, P.A.
One South Street — Suite 1910
Baltimore, Maryland 21202
Fax: (410) 752-8105
Attn: James S. Jacobs, Esquire
Any party may change such party’s address for notices by notice duly given pursuant to this Section.
          8.4 Headings; Interpretation. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement. Reference to any gender in this Agreement shall be deemed to include each other gender.
          8.5 Governing Law; Disputes; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any controversy or claim arising out of or relating to this Agreement, the breach thereof,  and any other dispute between the parties hereto (whether grounded in contract, tort, statute, law or equity), shall be settled by arbitration, before one impartial arbitrator, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall take place (at the option of the filing party) in New York, New York, unless the parties mutually agree to another location. The arbitrator shall award attorneys’ fees and other costs of the arbitration, including the fees and expenses of the arbitrator, to the prevailing party, as determined by the arbitrator. No party is precluded by this arbitration clause from seeking and obtaining injunctive or other temporary, preliminary or emergency relief from a court of competent jurisdiction, and the election to do so by a party shall not be construed as a waiver of such party’s right to compel arbitration.
          8.6 Severability. Should any court of competent jurisdiction determine that any provision of this Agreement is illegal or unenforceable to any extent, such provision shall be enforced to the extent permissible and all other provisions of this Agreement shall continue to be enforceable to the extent possible.
          8.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.
          8.8 Assignment. Neither this Agreement nor any duties or obligations hereunder may be assigned by either party without the other party’s prior written consent; provided, however, that NMHC may assign this Agreement to either (i) another NMHC Entity (provided, however, that such assignment shall not relieve NMHC of its obligations hereunder) or (ii) a Person acquiring substantially all of the assets of NMHC on a consolidated basis if such acquisition would constitute a Change in Control.
          8.9 Powers of Board. Any discretion, power or obligation accorded to the Board with respect to this Agreement may be exercised or satisfied by action of any duly appointed committee of the Board.
          8.10 Withholding. All compensation and benefits payable to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.
          8.11 Tax Matters. This Agreement is intended to comply with the requirements of Section 409A to avoid the consequences of plan failures as set forth in Code Section 409A(a)(1). Any terms of the Agreement that conflict with such guidance shall be null and void, subject to the next sentence. To the extent necessary or advisable, the parties agree to amend the Agreement to modify any conflicting provisions and to add such other provisions as are required to fully comply with the applicable provisions of Section 409A and any other legislative or regulatory requirements applicable to the Agreement, such that the modified and additional provisions shall preserve to the maximum extent possible the benefits and obligations intended by the parties hereunder.
          8.12 Representation. The Executive acknowledges that (i) Executive has obtained the advice of Executive’s own independent legal, tax and financial counsel in choosing to enter into this Agreement and (ii) none of the General Counsel of NMHC, Jackson Walker L.L.P., or any other legal counsel of NMHC represents the interests of the Executive in any way.
     9. Definitions. As used in this Agreement, the following terms have the following meanings:
   “Accelerated Restricted Stock Value” has the meaning set forth in Section 3.3.3.2.
   “Accounting Firm” has the meaning set forth in Section 3.3.4.2.
   “Accrued Obligations” means all accrued but unpaid salary, accrued but unpaid vacation, sick leave, and similar pay (all determined in accordance with NMHC’s policies then in effect),

any appropriate business expenses incurred by Executive in connection with Executive’s duties hereunder, any other amounts payable under Section 3.3.2 which are accrued and unpaid.
   “Agreement” has the meaning set forth in the introductory paragraph of this Employment Agreement.
   “Approved Person” means (1) an employee benefit plan of any NMHC Entity (or a trustee or other fiduciary holding securities for such a plan), or (2) a corporation or other entity owned, directly or indirectly, by the owners of NMHC in substantially the same proportions as their ownership of NMHC, or (3) a Person not less than a majority of whose voting securities are beneficially owned by NMHC after giving effect to the transaction, or (4) one or more of New Mountain Capital, L.L.C., New Mountain Partners, L.P., New Mountain Affiliated Investors, L.P., and their respective affiliates.
   “Base Salary” has the meaning set forth in Section 3.1.
   “Board” has the meaning set forth in Section 1.1.
   “Catch-up Payment” has the meaning set forth in Section 2.2.9.2.
   A “Change in Control” shall be deemed to have occurred if, after the date of this Agreement:
     (A) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than an Approved Person) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of a majority of the then outstanding voting equity of NMHC (“Voting Equity”); or
     (B) NMHC merges or consolidates with any other corporation or other entity other than an Approved Person, in each case other than a merger or consolidation which results in the Voting Equity of NMHC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of NMHC or such surviving entity outstanding immediately after such merger or consolidation; or
     (C) NMHC sells or disposes of all or substantially all of NMHC’s assets in one transaction or a series of related transactions to any Person or Persons other than one or more Approved Persons; or
     (D) NMHC files a periodic or current report or proxy statement with the SEC disclosing that a “change in control” (as such term is used in Item 5.01 of Form 8-K promulgated by the SEC) of NMHC has occurred; or

     (E) If, as a result of nominations made by a person or group other than the Board, individuals who prior to such nominations constitute the Directors of NMHC cease for any reason to constitute at least a majority thereof within the two year period following such nominations.
     “Change in Control Compensation” means a lump sum payment in an amount equal to 150% of Executive’s annual Base Salary (at the highest rate in effect during the period beginning six months immediately prior to the effective date of the Change in Control through the date of termination). In addition, as part of the Change in Control Compensation, NMHC also shall pay (in periodic installments until the end of the COBRA Period) (i) COBRA payments in respect of the continuation of health benefits for Executive, Executive’s spouse and Executive’s children and (ii) payments to fund dental coverage for Executive, Executive’s spouse and Executive’s children comparable to the dental coverage that they would have received if Executive had continued as an employee of NMHC.
     “COBRA Period” means the period of time commencing on the date Executive’s employment with NMHC terminates and ending on the earlier of (i) the first anniversary of the termination of this Agreement or (ii) the date that Executive is eligible to be covered under a comparable or more favorable health plan of another Person).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Confidential Information” means any data or information of any NMHC Entity that is important, competitively sensitive, and not generally known by the public, including, but not limited to, the business plans, customer lists, training manuals, proprietary software, product or service development plans, bidding and pricing procedures, market plans and strategies, projections, internal performance statistics, financial data, confidential personnel information concerning employees of any NMHC Entity, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The term “Confidential Information” shall not apply to information which is (i) already in Executive’s possession (unless such information was obtained by Executive from a NMHC Entity); (ii) received by Executive from a third party with, to Executive’s knowledge, no restriction on disclosure, (iii) required to be disclosed by any applicable law or by process issued in connection with a proceeding of a court of competent jurisdiction, or (iv) generally available to the public on or at any time following the Effective Date other than as a result of disclosure by Executive.
     “Disgorgement Amount” has the meaning set forth in Section 4.6.2.
     “Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.
     “Employment Related Agreements” has the meaning set forth in Section 3.3.4.1.
     “Excise Tax” has the meaning set forth in Section 3.3.4.1.
     “Executive” has the meaning set forth in the introductory paragraph of this Agreement.

     “Executive Voluntary Termination” has the meaning set forth in Section 2.2.3.
     “Gross-Up Payment” has the meaning set forth in Section 3.3.4.1.
     “IRS” means the Internal Revenue Service.
     “Material Diminution” means a material diminution by NMHC of Executive’s duties, powers, authority, functions or responsibilities without Executive’s consent, such that Executive is left with such duties, powers, authority, functions and responsibilities (when viewed in the aggregate) that are materially diminished compared to both (i) those duties, powers, authority, functions and responsibilities conferred upon Executive at the Effective Date and (ii) those duties, powers, authority, functions and responsibilities that are most typically conferred upon individuals having the same title as Executive with companies having revenues comparable to NMHC on a consolidated basis (based on the revenues of NMHC on a consolidated basis at the time of determination). In addition, a material diminution by NMHC of Executive’s title without Executive’s consent also shall constitute a “Material Diminution” for purposes of this Agreement. In the interest of clarity, none of the following shall constitute a basis for a “Material Diminution”: (i) any change in any of the products or services offered by any or all NMHC Entities; (ii) the termination of any employee or group of employees, whether or not such employees report to Executive; (iii) any change in the markets to which any or all NMHC Entities promote or sell their products or services; or (iv) any other change affecting NMHC or its business or operations generally.
     “NMHC” has the meaning set forth in the introductory paragraph of this Agreement.
     “NMHC Entities” refers to all of NMHC, all of NMHC’s direct and indirect subsidiaries, and all other entities directly or indirectly controlled by NMHC. As of the Effective Date, the NMHC Entities consist of NMHC and each other entity described on Exhibit 21.1 to NMHC’s Annual Report on Form 10-K as filed with the SEC on September 13, 2007.
     “Office Area” means the geographical area within a 25 mile radius of Executive’s primary residence as of the Effective Date (unless as of the Effective Date Executive resides more than 25 miles from the NMHC office to which Executive is primarily assigned as of the Effective Date, in which case the Office Area shall be the United States of America).
     “Payment” has the meaning set forth in Section 3.3.4.1.
     Executive shall be deemed to be “Permanently Disabled” if Executive is (i) collecting long-term disability payments under a long-term disability plan established for the benefit of NMHC’s employees or executives generally or a reasonably similar plan or (ii) if, and only if, no such long-term disability plan is in effect at the time of determination, an independent physician selected by NMHC and reasonably acceptable to Executive makes a written determination that Executive is unable to perform Executive’s obligations under this Agreement, despite Executive’s best efforts, by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuing period of not less than 12 months. The determination of any selected independent physician is final and binding on the parties and shall be made after taking into account such competent medical evidence as shall be presented to the independent physician by Executive and/or NMHC or by any physician or group of physicians or other competent medical experts employed by Executive and/or NMHC to advise such independent physician.
     “Permitted Termination Event” means termination of Executive’s employment pursuant to a Termination by Reason of Death, a Termination by Reason of Incapacity, a refusal by NMHC to extend the Term of this Agreement as set forth in Section 2.1 or a Termination Other Than For Cause (provided, however, that Executive shall not be permitted to effect a Termination Other Than For Cause based upon a Material Diminution until six (6) months after the occurrence of a Change in Control).
     “Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization.
     “Preexisting Agreements” has the meaning set forth in the Recitals to this Agreement.
     “Prorated Death Benefit Amount” has the meaning set forth in Section 2.2.5.
     “Prorated Disability Benefit Amount” has the meaning set forth in Section 2.2.4.
     “Release” has the meaning set forth in Section 2.2.8.
     “SEC” means the Securities and Exchange Commission.
     “Section 409A” has the meaning set forth in Section 2.2.9.2.
     “Section 409A Limit” has the meaning set forth in Section 2.2.9.2.
     “Severance Compensation” means an amount equal to 100% of Executive’s annual Base Salary (at the highest rate in effect for the six month period immediately prior to the date of termination). In addition, NMHC also shall pay (until the end of the COBRA Period) (i) COBRA payments in respect of the continuation of health benefits for Executive, Executive’s spouse and Executive’s children and (ii) payments to fund dental coverage for Executive, Executive’s spouse and Executive’s children comparable to the dental coverage that they would have received if Executive had continued as an employee of NMHC.
     “Term” has the meaning set forth in Section 1.1.
     “Termination by Reason of Death” has the meaning set forth in Section 2.2.5.
     “Termination by Reason of Incapacity” has the meaning set forth in Section 2.2.4.
     “Termination For Cause” has the meaning set forth in Section 2.2.1.
     “Termination Other Than For Cause” has the meaning set forth in Section 2.2.2.

     “Transition Period” has the meaning set forth in Section 3.3.3.2.
     “Transition Period Default Payment” has the meaning set forth in Section 3.3.3.2.
     “Underpayment” has the meaning set forth in Section 3.3.4.2.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
By:	/s/ Thomas W. Erickson
Thomas W. Erickson, its President and Chief
Executive Officer

EXECUTIVE
/s/ Stuart Diamond
Stuart Diamond, individually

EXHIBIT “A”
LIST OF PREEXISTING AGREEMENTS
     ►
     ►
     ► Any other agreement, promise, assurance or understanding, written or oral, relating to Executive’s employment or compensation, other than as explicitly set forth elsewhere in the body of this Agreement or as described on Exhibit “C” attached to this Agreement.

EXHIBIT “B”
FORM OF RELEASE
[See attached]

GENERAL RELEASE
     THIS GENERAL RELEASE (this “Release”) dated as of the                      day of                     ,                      (the “Effective Date”), is executed by and between Stuart Diamond (“Executive”) and National Medical Health Card Systems, Inc. (“NMHC”).
     WHEREAS, Executive’s employment with NMHC has terminated pursuant to that certain Employment Agreement dated to be effective as of                     , 2007 (the “Employment Agreement”);
     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive hereby agrees as follows:
     1. Termination of Employment. Executive’s employment with NMHC has terminated pursuant to Section ___ [fill in applicable section] of the Employment Agreement effective as of the Effective Date. To the extent he continues to hold any such positions or directorships, Executive hereby resigns all positions and directorships he holds with NMHC and any and all of NMHC’s subsidiaries and affiliates.
     2. Release. Executive hereby irrevocably and unconditionally releases and forever discharges NMHC, its respective subsidiaries and other affiliates and their respective agents, employees, representatives, officers, directors, stockholders, trustees and attorneys, past and present, and the heirs, successors and assigns of all of the foregoing (collectively, the “Released Parties”) from any and all debts, liabilities, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (except as set forth below) arising from Executive’s relationship (including without limitation as a stockholder) to, employment with or service as an employee, officer, director, or manager of NMHC or its subsidiaries and affiliates (collectively, the “Claims”) against the Released Parties, that now exist or that may arise in the future out of any matter, transaction or event occurring prior to or on the Effective Date, including without limitation, any claims of breach of contract or for severance or other termination pay (except as set forth in Section 3 below), or claims of harassment or discrimination (for example, on the basis of age, sex, race, handicap, disability, religion, color or national origin) under any federal, state or local law, rule or regulation, including, but not limited to the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq. Except as set forth below, Executive further agrees not to file or bring any claim, suit, civil action, complaint, arbitration or administrative action (any of the foregoing, an “Action”) in any city, state or federal court or agency or arbitration tribunal with respect to any Claim against any of the Released Parties or (except as may be required by law) assist any other person or entity with any Action against any of the Released Parties. Notwithstanding anything to the contrary contained in this Release, Executive does not release any of the Released Parties and shall not be prohibited from filing or bringing an Action with respect to any right Executive otherwise may have now or in the future to (i) receive distributions or dividends made in respect of NMHC’s capital stock; (ii) be indemnified by NMHC under the Certificate of Incorporation or Bylaws of NMHC (as the same are currently in effect), any resolution adopted by the Board of Directors of NMHC, or any other separate written agreement or instrument requiring NMHC to indemnify Executive; (iii)

make workers’ compensation claims; (iv) receive Accrued Obligations; (v) receive Severance Compensation or the Change in Control Compensation, as applicable; (vi) exercise rights under stock options and other equity-based compensation to the extent such rights were vested prior to the Effective Date (which stock options or other equity-based compensation shall be governed by the terms and provisions of the applicable written agreement(s) or instrument(s) and/or the applicable NMHC plan); or (vii) enjoy vested benefits payable under retirement and other employee benefit plans covering Executive (which benefits shall be governed by the terms and provisions of the applicable plan).
     3. Severance or Change in Control Compensation. In consideration of Executive’s execution of this Release and Executive’s promise to comply with the covenants in Section 4 of the Employment Agreement, Executive shall be entitled to receive from NMHC the Severance Compensation or the Change in Control Compensation, as applicable, under the Employment Agreement. Executive acknowledges that no other promise or agreements of any kind have been made to Executive or with Executive by any person or entity whatsoever to cause Executive to sign this Release. Executive further acknowledges and agrees that the Severance Compensation or the Change in Control Compensation, as applicable, together with any other payments or benefits that may be due under the terms of the Employment Agreement, shall constitute full accord and satisfaction of all obligations, including without limitation any and all severance obligations, in connection with Executive’s employment. Executive would not be entitled to receive the Severance Compensation or the Change in Control Compensation, as applicable, but for Executive’s execution of this Release. Executive hereby affirms that he continues to be bound by his obligations under Section 4 of the Employment Agreement that by their terms survive the termination of Executive’s employment.
     4. Disclaimer of Liability. Executive acknowledges that this Release shall not in any way be construed as an admission by any of the Released Parties of any wrongful or illegal act against Executive or any other person, and that the Released Parties expressly disclaim any liability of any nature whatsoever arising from or related to the subject of this Release.
     5. COMPETENCY. EXECUTIVE ACKNOWLEDGES THE FOLLOWING:
a.	THAT HE FULLY COMPREHENDS AND UNDERSTANDS ALL OF THE TERMS OF THIS AGREEMENT AND THEIR LEGAL EFFECTS;

b.	THAT HE IS COMPETENT TO EXECUTE THIS AGREEMENT;

c.	THAT IT IS EXECUTED KNOWINGLY AND VOLUNTARILY AND WITHOUT RELIANCE UPON ANY STATEMENT OR REPRESENTATION OF ANY RELEASED PARTY OR ITS REPRESENTATIVES;

d.	THAT HE HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE REGARDING THIS AGREEMENT;

e.	THAT EXECUTIVE DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE THIS AGREEMENT IS EXECUTED;

f.	THAT EXECUTIVE WAIVES RIGHTS OR CLAIMS UNDER THIS AGREEMENT ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EXECUTIVE WAS ALREADY ENTITLED;

g.	[THAT HE HAS BEEN PROVIDED THE MATERIALS REGARDING THE CLASS, UNIT, OR GROUP OF INDIVIDUALS ELIGIBLE FOR THIS COMPENSATION AND THE TIME LIMITS APPLICABLE TO SUCH PROGRAM;] [This clause to be included if required by or advisable under applicable law.]

h.	[THAT HE HAS BEEN PROVIDED THE JOB TITLES AND AGES OF ALL INDIVIDUALS ELIGIBLE OR SELECTED FOR THE PROGRAM AND THE AGES OF ALL INDIVIDUALS IN THE SAME JOB CLASSIFICATION OR ORGANIZATIONAL UNIT WHO ARE NOT ELIGIBLE OR SELECTED FOR THE PROGRAM;] [This clause to be included if required by or advisable under applicable law.]

i.	THAT HE HAS HAD A PERIOD OF AT LEAST 21 DAYS [or 45 days, if required by or advisable under applicable law] WITHIN WHICH TO CONSIDER THIS AGREEMENT;

j.	THAT FOR A PERIOD OF SEVEN DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT, EXECUTIVE MAY REVOKE THIS AGREEMENT AND IT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN-DAY PERIOD HAS EXPIRED OR SUCH LATER DATE AS PROVIDED FOR HEREIN.
     6. Parties in Interest. This Release is for the benefit of the Released Parties and shall be binding upon Executive and his representatives and heirs.
     7. Amendment. This Release may not be clarified, modified, changed or amended except in writing and signed by Executive and NMHC or a successor-in-interest of NMHC.
     8. Non-disparagement. Executive agrees that he will refrain from speaking ill of or making any disparaging comment about NMHC or NMHC’s management, other employees or contractors, following the termination of his employment except as may be necessary to enforce his rights under this Release, enforce claims arising after the Effective Date and not released in this Release, or defend a legal action brought against Executive by any of the Released Parties. NMHC agrees that it will refrain from speaking ill of or making any disparaging comment about Executive following the termination of Executive’s employment except (i) as may be necessary to enforce its rights under this Release, to enforce a claim or defend a legal action or (ii) as may be necessary or desirable, as determined by NMHC in its sole and absolute discretion, to comply with its obligations under applicable securities laws.
     9. Enforcement of Laws. Nothing in this Release affects the rights and responsibilities of the Equal Employment Opportunity Commission (the “Commission”) to enforce the anti-discrimination laws, and this waiver does not affect Executive’s right to file a charge or participate in an investigation or proceeding with the Commission. Likewise, nothing in this Release shall prevent Executive from any action to challenge the validity of Executive’s release of claims under the Age Discrimination in Employment Act. However, Executive waives any rights or claims, known or unknown, to participate in any recovery under any proceeding or investigation by the Commission or any state or local commission concerned with the enforcement of anti-discrimination laws.
     10. Severability. If any provision of this Release is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and this Release shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Release a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
     11. Defined Terms. All capitalized terms used but not otherwise defined in this Release are used with the same meaning specified in the Employment Agreement.
[Signatures appear on next page.]

     IN WITNESS WHEREOF, Executive has executed this Release as of the day and year first above written.

EXECUTIVE

Stuart Diamond, individually

NATIONAL MEDICAL HEALTH CARD
SYSTEMS, INC.

By:

, its authorized representative

EXHIBIT “C”
EXISTING EQUITY COMPENSATION ARRANGEMENTS AND OTHER
AGREEMENTS INTENDED TO SURVIVE

			No. of	Exercise Price
Name	Type of Award	Date	Shares	(if Options)
Stuart Diamond	Stock Option	1/20/06	11,134	$30.16

	Stock Option	1/27/2006	12,900	$31.00
	Stock Option	1/27/2006	62,100	$31.00

	Stock Option	9/7/2006	21,560	$15.20

	Restricted Stock	2/3/2006	2,670

	Restricted Stock	9/6/2007	5,930

	Restricted Stock	11/13/2007	46,000
Indemnification Agreement dated October ___, 2007 between the Executive and NMHC.
To the extent the Executive has accrued but not used flexible time off (“FTO”) as of December 31, 2007, that FTO will carry forward into the calendar year 2008 and will expire on June 30, 2008.